UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2023 (October 12, 2023)

MSP Recovery, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39445	84-4117825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Le Jeune Road Floor 10
Coral Gables, Florida		33134
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (305) 614-2222

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	LIFW	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 per share	LIFWW	The Nasdaq Global Market
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $0.0001 per share	LIFWZ	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.03 Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 12, 2023, MSP Recovery, Inc. (the “Company,” “we,” “us,” or “our”) amended our Second Amended and Restated Certificate of Incorporation in the State of Delaware (the “Amendment”), which provides for the exculpation from liability for certain officers, to the extent permitted by the General Corporation Law of the State of Delaware.

Further, the Amendment provides that every 25 shares of our issued and outstanding Class A Common Stock and Class V Common Stock (together with the Class-B Units) were automatically combined into one issued and outstanding share of Class A Common Stock and Class V Common Stock (together with the Class-B Units ), respectively, without any change in the par value per share (the “Reverse Stock Split”). Earlier, on September 5, 2023, a majority of our stockholders approved a reverse stock split subject to the board of directors determining the final ratio. The Company’s Class A Common Stock began trading on a split-adjusted basis on The NASDAQ Global Market (“NASDAQ”) at the market open on October 13, 2023.

The Reverse Stock Split reduced the number of shares of Class A Common Stock issued and outstanding from approximately 335.0 million to approximately 13.4 million, the number of Up-C Units, which one share of Class V Common Stock forms a part, from approximately 3.1 billion to approximately 124.3 million.

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share due to holding a number of shares not evenly divisible by the exchange ratio within the specified range had the number of new shares to which they were entitled rounded up to the nearest whole number of shares. No stockholders received cash in lieu of fractional shares.

The Reverse Stock Split affected all stockholders uniformly and will not alter any stockholders’ percentage interest in the Company’s equity, except to the extent that the Reverse Stock Split would result in a stockholder owning a fractional share and such stockholder receives a whole share in lieu thereof. Proportional adjustments will be made to the terms of the Company’s LIFWW and LIFWZ warrants.

The Reverse Stock Split does not otherwise modify any rights or preferences of the Company’s Class A Common Stock, Class V Common Stock, or the Up-C Units. The Reverse Stock Split is intended to increase the market price per share of the Company’s Class A Common Stock to ensure the Company regains full compliance with the NASDAQ Marketplace Rule 5450(a)(1) and Rule 5810(3)(A)(iii) and maintains its listing on NASDAQ. As previously announced, the Company received a determination from the Listing Qualification Department of NASDAQ that the Class A Common Stock would be delisted as it had a closing bid price of less than $0.10 for 10 consecutive trading days during a compliance period (the “Delisting Determination”). The Company appealed the Delisting Determination to a hearing panel (the “Hearing”) and anticipates that the effects of the Reverse Stock Split will be sufficient for the Company to regain compliance with the NASDAQ’s continued listing standards before the Hearing.

The trading symbol for the Company’s Class A Common Stock will remain “LIFW.” The new CUSIP number for the Company’s Class A Common Stock following the Reverse Stock Split will be 553745-20-9.

The foregoing description is qualified in its entirety by the Amendment, which is attached as Exhibit 3.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)
Exhibits

Exhibit Number	Description

3.1	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSP Recovery, Inc.

Date:	October 16, 2023	By:	/s/ Alexandra Plasencia
		Name: Title:	Alexandra Plasencia General Counsel